Exhibit 16.1

October 4, 2021

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Rent the Runway, Inc. and, under the date of July 19, 2019, we reported on the consolidated financial statements of Rent the Runway, Inc. as of January 31, 2019 and February 3, 2018 and for the years then ended. On November 8, 2019, we were dismissed. We have read Rent the Runway, Inc.’s statements included in its Form S-1 dated October 4, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with Rent the Runway, Inc.’s statement that PricewaterhouseCoopers LLP, or PwC, was appointed as the independent registered public accounting firm on February 20, 2020 or that the change in independent registered public accounting firm was approved by the board of directors. We are also not in a position to agree or disagree with Rent the Runway, Inc.’s statement that PwC was not engaged regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on Rent the Runway, Inc.’s consolidated financial statements, or any other matters described in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP